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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2005

Huntsman Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-32427	42-1648585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Huntsman Way Salt Lake City, Utah		84108
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (801) 584-5700

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On August 11, 2005, the board of directors of Huntsman Corporation (the "Company") adopted an aircraft use policy. Under the policy, the chairman of the board, chief executive officer, any executive vice president and any division president may have personal use of corporate aircraft to the extent that such person pays for the costs of such use pursuant to an aircraft time sharing agreement. Notwithstanding the foregoing, the compensation committee may permit the chairman of the board and the chief executive officer to have personal use of corporate aircraft without cost; provided that the compensation committee may limit such use in any given calendar year to a specified dollar amount. For 2005, such use by the chairman of the board is limited to $250,000 and such use by the chief executive officer is unlimited. The Company will make gross-up payments to the chairman of the board and the chief executive officer in amounts equal to the out-of-pocket tax obligations resulting from their personal use of corporate aircraft without cost. In addition, if income is required to be imputed to any person for use of the corporate aircraft in a situation where such use has a business purpose under the policy, the Company will make gross-up payments to such person in amounts equal to the out-of-pocket tax obligations resulting from such use.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        On August 10, 2005, Marsha J. Evans was elected to serve as a member of the board of directors of the Company. Ms. Evans was also named to the nominating and corporate governance committee of the board of directors. Ms. Evans and the three other Class I directors, Jon M. Huntsman, David J. Matlin and Christopher R. Pechock, have been nominated for election at the Company's 2005 annual meeting of stockholders.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN CORPORATION
/s/ JOHN R. HESKETT John R. Heskett Vice President, Corporate Development and Investor Relations

Dated: August 16, 2005

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  Item 1.01. Entry into a Material Definitive Agreement.
  Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES